Exhibit 3.1

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

NUMBER	COMMON STOCK	SHARES
$0.01 Par Value per Share
** 0 **		** 0 **

THIS CERTIFICATE IS TRANSFERRABLE	CUSIP 04531P 104
IN THE CITY OF

Aspen REIT, Inc.

Incorporated under the laws of the State of Maryland

This certifies that **  SPECIMEN  **  is the owner of **  Zero (0)  ** fully paid and non-assessable shares of Common Stock, par value $0.01 per share, of

Aspen REIT, Inc.

(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments or supplements thereto.  This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

DATED

Countersigned and Registered:	WITNESS the signature of the Corporation’s duly authorized officers:

Transfer Agent
and Registrar	President

By:
Authorized Signature	Secretary

IMPORTANT NOTICE

The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of shares of stock of each class or series which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class or series, (i) the differences in the relative rights and preferences between the shares of each class or series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of any subsequent class or series.  The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which will be sent without charge to each stockholder who so requests.  Such request must be made to the Secretary of the Corporation at its principal office.

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the outstanding shares of Common Stock, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of Preferred Stock, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock in excess of 9.8 percent (in value or in number of shares, whichever is more restrictive) of the total outstanding shares of Capital Stock, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iv) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation (A) being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (B) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in (1) any manager or operator that manages and/or operates a “qualified lodging facility”, within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to a taxable REIT subsidiary (or a subsidiary thereof) of the Corporation failing to qualify as an “eligible independent contractor”, within the meaning of Section 856(d)(9)(A) of the Code or (2) the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would  cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (v) any Transfer of shares of Capital Stock that, if effective would result in the Capital Stock being beneficially owned by less than 100 persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation, in writing, or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership as set forth in (i) through (iv) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i) through (iv) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock on request and without charge. Requests for such a copy may be directed to the secretary of the Corporation at its principal office.

FOR VALUE RECEIVED,                                 does hereby sell, assign and transfer unto                                                       (    ) shares of Common Stock of Aspen REIT, Inc., a Maryland corporation (the “Corporation”), standing in the name of the Transferor on the books of said Corporation represented by Certificate No.                 .  The Transferor does hereby irrevocably constitute and appoint any officer of said Corporation as its lawful attorney to transfer the shares of said Corporation, with full power of substitution in the premises.

Dated: , .

TRANSFEROR:

By: